EXHIBIT 99.1

Whole Foods Market Reports Fourth Quarter Results

Comparable Store Sales Increase 8.7%; Company Produces 5.0% Operating Margin and $0.42 in Earnings Per Share, Raises Quarterly Dividend 40% to $0.14 Per Share, and Announces $200 Million Share Repurchase Authorization

AUSTIN, Texas, Nov. 2, 2011 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFM) today reported results for the 12-week fourth quarter ended September 25, 2011. Sales for the quarter increased 12% to $2.4 billion. Comparable store sales increased 8.7%, or 17.4% on a two-year stacked basis. Identical store sales, excluding six relocations and one expansion, increased 8.4%, or 17.1% on a two-year stacked basis. Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 12% from the prior year to $185.3 million, net income increased 31% to $75.5 million, and diluted earnings per share increased 26% to $0.42. Results included a LIFO charge of $3.8 million versus a credit of $1.2 million in the prior year; pre-opening expenses of $10.9 million versus $4.9 million in the prior year; net interest income of $1.4 million versus net interest expense of $5.7 million in the prior year; and an effective tax rate of 36.4% versus 39.6% in the prior year.

"We are pleased to end the fiscal year on a high note, crossing $10 billion in sales and reporting our eighth consecutive quarter of accelerating two-year identical store sales growth," said John Mackey, co-founder and co-chief executive officer of Whole Foods Market. "Our outlook for fiscal year 2012 reflects consistent identical store sales growth, a record number of new store openings, EBITDA of close to $1 billion, and significant operating margin improvement. We are continuing to produce quality results and expect the lessons we learned during the recession will drive even higher levels of operating performance and returns on invested capital over time."

The following table shows the Company's comparable and identical store sales results for the last five quarters and for the first five weeks of the first quarter through October 30, 2011.

						QTD
	4Q10	1Q11	2Q11*	3Q11*	4Q11	1Q12
Sales growth	14.7%	13.8%	11.6%	10.9%	12.2%	13.0%

Comparable store sales growth	8.7%	9.1%	7.8%	8.4%	8.7%	8.7%
Two-year comps	7.7%	12.6%	16.5%	17.2%	17.4%	17.6%

Identical store sales growth	8.7%	9.1%	7.8%	8.1%	8.4%	8.2%
Two-year idents	6.4%	11.6%	15.5%	16.5%	17.1%	17.1%
Sequential basis point change	178	518	392**	106**	53

*Comparable and identical store sales growth includes a negative 50 basis point impact in 2Q11 and a positive 60 basis point impact in 3Q11 from the Easter shift.
**Excluding the Easter shift in both quarters, two-year idents on a sequential basis increased 440 basis points to 16.0% in 2Q11 and declined five basis points to 15.9% in 3Q11.

For the quarter, the LIFO charge was $3.8 million versus a credit of $1.2 million in the prior year, a negative impact of 21 basis points. Excluding LIFO, gross profit increased 11 basis points to 34.7% of sales driven by an improvement in occupancy costs as a percentage of sales. Direct store expenses improved 54 basis points to 25.9% of sales due primarily to leverage in wages, depreciation, and healthcare as a percentage of sales.  As a result, store contribution, excluding LIFO, improved 65 basis points to 8.8% of sales.

For stores in the identical store base, gross profit improved 14 basis points to 34.8% of sales, direct store expenses improved 71 basis points to 25.8% of sales, and store contribution improved 85 basis points to 9.0% of sales.

G&A expenses were flat at 3.1% of sales.

Pre-opening expenses were $10.9 million versus $4.9 million in the prior year, with five new store openings in the fourth quarter this year compared to one in the fourth quarter last year. Relocation, store closure and lease termination costs were $1.8 million versus $0.8 million in the prior year.

Net interest income was $1.4 million versus net interest expense of $5.7 million in the prior year. This change was due mainly to a decrease in total debt from the prior year.

The effective tax rate was 36.4% versus 39.6% in the prior year due to savings realized by the Company as a result of certain initiatives and investments.

During the quarter, the Company produced $159.6 million in cash flow from operations and invested $93.4 million in capital expenditures, of which $47.4 million related to new stores. This resulted in free cash flow of $66.3 million. In addition, the Company paid $17.7 million in dividends to shareholders and received $85.8 million in proceeds from the exercise of team member stock options.

The Company finished the year with total cash and cash equivalents, restricted cash, and investments of $799.1 million, and total debt (capital lease obligations) of $17.9 million.

The Company today announced that its Board of Directors declared a 40% increase in the Company's quarterly dividend to $0.14 per share from $0.10 per share. The next dividend is payable on January 24, 2012 to shareholders of record as of January 13, 2012.

In addition, the Company's Board of Directors authorized a new share repurchase program in the amount of $200 million through November 1, 2013.  Under the program, purchases can be made from time to time using a variety of methods, which may include open market purchases or purchases through a Rule 10b5-1 trading plan, all in accordance with Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at the Company's discretion.

"With today's dividend increase and share repurchase announcements, our board of directors has shown a clear vote of confidence in our ability to consistently execute and generate strong free cash flow," said Walter Robb, co-chief executive officer of Whole Foods Market. "We are well positioned to internally fund our accelerated new store growth, maintain a healthy cash reserve, increase our dividend, and seek additional value creation for our shareholders through selective stock repurchases."

Additional information on the quarter for comparable stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC*	Stores	Size	Square Feet
Over 15 years old (18.9 years old, s.f. weighted)	5.7%	105%	62	26,700	1,656,600
Between 11 and 15 years old	7.5%	74%	67	31,700	2,123,500
Between eight and 11 years old	7.0%	63%	42	33,800	1,419,700
Between five and eight years old	8.3%	51%	50	44,100	2,204,500
Between two and five years old	11.5%	14%	56	54,200	3,037,000
Less than two years old (including six relocations)	18.3%	7%	21	42,100	884,300

All comparable stores (8.6 years old, s.f. weighted)	8.7%	39%	298	38,000	11,325,700
All stores (8.3 years old, s.f. weighted)		36%	311	38,000	11,832,300

*Reflects store-level capital and net operating profit after taxes ("NOPAT"), including pre-opening expense

Fiscal Year Results

For the 52 weeks ended September 25, 2011, sales increased 12% to $10.1 billion. Comparable store sales increased 8.5%, or 15.7% on a two-year stacked basis. Identical store sales, excluding six relocations and one expansion, increased 8.4%, or 14.9% on a two-year stacked basis. EBITDA increased 17% to $834.7 million, income available to common shareholders increased 43% to $342.6 million, and diluted earnings per share increased 35% to $1.93. Fiscal-year results included a LIFO charge of $10.3 million versus a credit of $7.7 million in the prior year; store closure reserve adjustments of $1.6 million versus $6.9 million in the prior year; a gain of $3.2 million in the prior year from the sale of a non-operating property; net interest income of $4.1 million versus net interest expense of $26.2 million in the prior year; and an effective tax rate of 37.9% versus 40.3% in the prior year.

For the fiscal year, the Company produced $754.8 million in cash flow from operations and invested $365.0 million in capital expenditures, of which $203.5 million related to new stores. This resulted in free cash flow of $389.9 million. In addition, the Company repaid the $490 million balance on its term loan, made three dividend payments to shareholders totaling $52.6 million, and received $296.7 million in proceeds from the exercise of team member stock options.

The following table shows the Company's results for the fiscal year for certain line items compared to its historical five-year ranges and averages.

	FY06-FY10 Range		FY06-FY10
	Low	High	Average	FY11
Sales growth	1.0%	23.6%	14.2%	12.2%
Comparable store sales growth	-3.1%	11.0%	5.4%	8.5%
Identical store sales growth	-4.3%	10.3%	4.4%	8.4%
Ending square footage growth	6%	46%	15%	5%
Percent of sales from new & relocated stores	7%	9%	7%	4%

Gross profit	34.0%	34.9%	34.6%	35.0%
Direct store expenses	25.4%	26.7%	26.3%	26.0%
Store contribution	7.5%	9.6%	8.3%	9.0%
G&A expenses	3.0%	3.4%	3.2%	3.1%

Growth and Development

The Company opened five stores, including two relocations, in the fourth quarter and has opened five stores so far in the first quarter. The Company expects to open one additional store in the first quarter. The Company currently has 316 stores totaling approximately 12 million square feet.

The Company recently signed nine new leases averaging 32,100 square feet in size in Phoenix, AZ; Tucson, AZ; Davis, CA; Littleton, CO; Tallahassee, FL; Tulsa, OK; Addison, TX; Katy, TX; and London, England.  These stores currently are scheduled to open in fiscal year 2012 and beyond.

The following table provides additional information about the Company's store openings in fiscal years 2010, 2011, and 2012 year to date; leases currently tendered but unopened; and total development pipeline (including leases currently tendered) for stores scheduled to open through fiscal year 2015.

	Stores	Stores	Stores	Current	Current
	Opened	Opened	Opened	Leases	Leases
New Store Information	FY10	FY11	FY12 YTD	Tendered	Signed
Number of stores (including relocations)	16	18	5	16	62
Number of relocations	0	6	0	2	7
New markets	4	0	1	4	19
Average store size (gross square feet)	42,600	39,400	35,900	35,200	35,300
Total square footage	682,200	708,700	179,700	562,700	2,192,000
Average tender period in months	10.9	12.5
Average pre-opening expense per store (incl. rent)	$2.6 mil	$2.5 mil
Average pre-opening rent per store	$1.2 mil	$1.2 mil
Average development cost (excl. pre-opening)*	$11.1 mil	$9.8 mil
Average development cost per square foot*	$261	$248

*Costs will vary depending on the size of the store, geographic location, degree of work performed by the landlord and complexity of site development issues. To a significant degree, they also depend on how the project is structured, including costs for elements that often increase or decrease rent, e.g., lease acquisition costs, shell and/or garage costs, and landlord allowances. For stores opened in FY11, development costs are estimated for projects not yet final.

Outlook for Fiscal Year 2012

The Company is maintaining its previously issued guidance for fiscal year 2012. The Company notes that fiscal year 2012 will be a 53-week year, with the extra week falling in the fourth quarter, making it a 13-week quarter.  The following table provides information on the Company's estimated and actual fiscal year 2011 results, along with expectations for fiscal year 2012 on a 53-week basis.

			FY12
	FY11(E)	FY11(A)	53-Week Outlook*
Sales growth	12.2% - 12.4%	12.2%	13% - 15%
Comparable store sales growth	8.5% - 8.7%	8.5%	6.8% - 8.8%
Two-year comps	15.6% - 15.8%	15.7%	15.3% - 17.3%
Identical store sales growth	8.3% - 8.6%	8.4%	6.5% - 8.5%
Two-year idents	14.8% - 15.1%	14.9%	14.9% - 16.9%

Number of new stores	18	18	24 - 27
% of sales from new stores	4%	4%	5%
Ending square footage growth	5%	5%	7% - 8%

LIFO charge	$10.0 - $11.0 mil	$10.3 mil	$5 - $8 mil
G&A expenses	3.1%	3.1%	3.0%
Pre-opening and relocation costs	$48.5 - $50.0 mil	$49.2 mil	$51 - $56 mil
Operating margin	5.4%	5.4%	5.7% - 5.8%
EBITDA	$833 - $836 mil	$834.7 mil	$960 - $980 mil
Net interest income	$3.6 - $4.1 mil	$4.1 mil	$6 - $8 mil

Tax rate	38.3%	37.9%	38.5% - 39.0%
Diluted shares outstanding	177 mil	177 mil	183 mil

Diluted EPS	$1.91 - $1.92	$1.93	$2.21 - $2.26
YOY % change	34%	35%	15% - 17%
Capital expenditures	$375 - $385 mil	$365 mil	$410 - $460 mil

*The Company estimates the impact on earnings from the extra week to be $0.06 per share. On a 52-week to 52-week basis, excluding the impact of the extra week in the fourth quarter, the Company expects total sales growth of 11% to 13% and earnings per share growth of 12% to 14%.

The Company is committed to producing positive free cash flow on an annual basis, including sufficient cash flow to fund the 62 stores in its current development pipeline. The following table provides information about the Company's estimated store openings for the next two fiscal years.

	Estimated		Average Square	Ending Square
	Openings	Relocations	Feet per Store	Footage Growth
Fiscal year 2012	24 - 27	1 - 2	35,000	7% - 8%
Fiscal year 2013	28 - 32	2 - 3	35,000	7% - 8%

Over the long term, the Company considers 1,000 stores to be a reasonable indication of its market opportunity in the United States as the Whole Foods Market brand continues to strengthen, consumer demand for natural and organic products continues to increase, and the Company's flexibility on new store size opens up additional market opportunities. The Company believes Canada and the United Kingdom hold great promise as well.

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading retailer of natural and organic foods and America's first national "Certified Organic" grocer. In fiscal year 2011, the Company had sales of approximately $10 billion and currently has 316 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 64,000 Team Members and has been ranked for 14 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

The Whole Foods Market, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6063

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-Q for the third fiscal quarter ended July 3, 2011.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is (800) 862-9098, and the conference ID is "Whole Foods."  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Fifty-two weeks ended
	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Sales	$ 2,353,833	$ 2,097,394	$ 10,107,787	$ 9,005,794
Cost of goods sold and occupancy costs	1,540,783	1,370,768	6,571,238	5,869,519
Gross profit	813,050	726,626	3,536,549	3,136,275
Direct store expenses	609,356	554,218	2,628,811	2,376,590
Store contribution	203,694	172,408	907,738	759,685
General and administrative expenses	73,675	65,820	310,920	272,449
Operating income before pre-opening and store closure	130,019	106,588	596,818	487,236
Pre-opening expenses	10,885	4,907	40,852	38,044
Relocation, store closure and lease termination costs	1,826	765	8,346	11,217
Operating income	117,308	100,916	547,620	437,975
Interest expense	--	(7,291)	(3,882)	(33,048)
Investment and other income	1,443	1,618	7,974	6,854
Income before income taxes	118,751	95,243	551,712	411,781
Provision for income taxes	43,276	37,745	209,100	165,948
Net income	75,475	57,498	342,612	245,833
Preferred stock dividends	--	--	--	5,478
Income available to common shareholders	$ 75,475	$ 57,498	$ 342,612	$ 240,355

Basic earnings per share	$ 0.42	$ 0.33	$ 1.96	$ 1.45
Weighted average shares outstanding	177,767	171,961	175,221	166,244

Diluted earnings per share	$ 0.42	$ 0.33	$ 1.93	$ 1.43
Weighted average shares outstanding, diluted basis	179,832	172,761	177,279	171,710

Dividends declared per common share	$ 0.10	$ --	$ 0.40	$ --

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	Twelve weeks ended		Fifty-two weeks ended
	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Income available to common shareholders (numerator for basic earnings per share)	$ 75,475	$ 57,498	$ 342,612	$ 240,355
Preferred stock dividends	--	--	--	5,478
Adjusted income available to common shareholders (numerator for diluted earnings per share)	$ 75,475	$ 57,498	$ 342,612	$ 245,833
Weighted average common shares outstanding (denominator for basic earnings per share)	177,767	171,961	175,221	166,244
Potential common shares outstanding:
Assumed conversion of preferred shares	--	--	--	4,751
Incremental shares from assumed exercise of stock options	2,065	800	2,058	715
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	179,832	172,761	177,279	171,710

Basic earnings per share	$ 0.42	$ 0.33	$ 1.96	$ 1.45
Diluted earnings per share	$ 0.42	$ 0.33	$ 1.93	$ 1.43
Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
September 25, 2011 and September 26, 2010
(In thousands)

Assets	2011	2010
Current assets:
Cash and cash equivalents	$ 212,004	$ 131,996
Short-term investments - available-for-sale securities	442,320	329,738
Restricted cash	91,956	86,802
Accounts receivable	175,310	133,346
Merchandise inventories	336,799	323,487
Prepaid expenses and other current assets	73,579	54,686
Deferred income taxes	121,176	101,464
Total current assets	1,453,144	1,161,519
Property and equipment, net of accumulated depreciation and amortization	1,997,212	1,886,130
Long-term investments - available-for-sale securities	52,815	96,146
Goodwill	662,938	665,224
Intangible assets, net of accumulated amortization	67,234	69,064
Deferred income taxes	50,148	99,156
Other assets	8,584	9,301
Total assets	$ 4,292,075	$ 3,986,540

Liabilities And Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$ 466	$ 410
Accounts payable	236,913	213,212
Accrued payroll, bonus and other benefits due team members	281,587	244,427
Dividends payable	17,827	--
Other current liabilities	342,568	289,823
Total current liabilities	879,361	747,872
Long-term debt and capital lease obligations, less current installments	17,439	508,288
Deferred lease liabilities	353,776	294,291
Other long-term liabilities	50,194	62,831
Total liabilities	1,300,770	1,613,282

Shareholders' equity:
Common stock, no par value, 300,000 shares authorized; 178,886 and 172,033 shares issued and outstanding in 2011 and 2010, respectively	2,120,972	1,773,897
Accumulated other comprehensive income (loss)	(164)	791
Retained earnings	870,497	598,570
Total shareholders' equity	2,991,305	2,373,258
Commitments and contingencies
Total liabilities and shareholders' equity	$ 4,292,075	$ 3,986,540
Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
September 25, 2011 and September 26, 2010
(In thousands)

	Fifty-two weeks ended
	September 25, 2011	September 26, 2010
Cash flows from operating activities
Net income	$ 342,612	$ 245,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	287,109	275,589
Loss (gain) on disposition of fixed assets	2,228	(170)
Impairment of long-lived assets	1,317	2,237
Share-based payment expense	27,259	22,894
LIFO expense (benefit)	10,250	(7,670)
Deferred income tax expense (benefit)	19,540	(33,534)
Excess tax benefit related to exercise of team member stock options	(22,741)	(2,982)
Deferred lease liabilities	53,381	39,636
Other	5,713	(2,371)
Net change in current assets and liabilities:
Accounts receivable	(35,422)	(28,447)
Merchandise inventories	(23,267)	(3,048)
Prepaid expenses and other current assets	(18,987)	(1,640)
Accounts payable	23,768	23,454
Accrued payroll, bonus and other benefits due team members	37,204	36,133
Other current liabilities	53,831	20,030
Net change in other long-term liabilities	(8,950)	(659)
Net cash provided by operating activities	754,845	585,285
Cash flows from investing activities
Development costs of new locations	(203,457)	(171,379)
Other property and equipment expenditures	(161,507)	(85,414)
Purchase of available-for-sale securities	(1,228,920)	(1,072,243)
Sale of available-for-sale securities	1,155,795	646,594
Increase in restricted cash	(5,154)	(15,779)
Acquisition of intangible assets	(5,157)	(1,837)
Payment for purchase of acquired entities, net of cash acquired	(1,972)	(14,470)
Other investing activities	(352)	(878)
Net cash used in investing activities	(450,724)	(715,406)
Cash flows from financing activities
Common stock dividends paid	(52,620)	--
Preferred stock dividends paid	--	(8,500)
Issuance of common stock	296,719	46,962
Excess tax benefit related to exercise of team member stock options	22,741	2,982
Payments on long-term debt and capital lease obligations	(490,394)	(210,350)
Net cash used in financing activities	(223,554)	(168,906)
Effect of exchange rate changes on cash and cash equivalents	(559)	893
Net change in cash and cash equivalents	80,008	(298,134)
Cash and cash equivalents at beginning of period	131,996	430,130
Cash and cash equivalents at end of period	$ 212,004	$ 131,996

Supplemental disclosure of cash flow information:
Interest paid	$ 15,837	$ 39,156
Federal and state income taxes paid	$ 192,485	$ 193,044
Non-cash transaction:
Conversion of redeemable preferred stock into common stock	$ --	$ 418,247
Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Free cash flow as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free cash flow as net cash provided by operating activities less capital expenditures.

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and Adjusted EBITDA including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Fifty-two weeks ended
EBITDA and Adjusted EBITDA	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Net income	$ 75,475	$ 57,498	$ 342,612	$ 245,833
Provision for income taxes	43,276	37,745	209,100	165,948
Interest expense, net	(1,443)	5,673	(4,092)	26,194
Operating income	117,308	100,916	547,620	437,975
Depreciation and amortization	68,027	64,516	287,109	275,589
Earnings before interest, taxes, depreciation & amortization (EBITDA)	185,335	165,432	834,729	713,564
Impairment of assets	629	217	1,317	2,237
Adjusted EBITDA	$ 185,964	$ 165,649	$ 836,046	$ 715,801

The following is a tabular reconciliation of the Free cash flow non-GAAP financial measure.
	Twelve weeks ended		Fifty-two weeks ended
Free cash flow	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Net cash provided by operating activities	$ 159,642	$ 124,355	$ 754,845	$ 585,285
Development costs of new locations	(47,409)	(28,000)	(203,457)	(171,379)
Other property and equipment expenditures	(45,977)	(29,026)	(161,507)	(85,414)
Free cash flow	$ 66,256	$ 67,329	$ 389,881	$ 328,492
CONTACT: Cindy McCann
         VP of Investor Relations
         512.542.0204